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                                                                    EXHIBIT 99

News Release
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George Sard/David Reno/Heather Reeves             Barry Kohn/Gary Sakata
Sard Verbinnen & Co.                              Aftermarket Technology Corp.
(212) 687-8080                                    (630) 455-6000


FOR IMMEDIATE RELEASE
MARCH 31, 1999


                          AFTERMARKET TECHNOLOGY ANNOUNCES
                          IMPROVED 1999 EARNINGS ESTIMATE



       WESTMONT, IL., MARCH 31, 1999 -- Aftermarket Technology Corp. (NASDAQ:
ATAC), a leading remanufacturer and distributor of drive train products used in automotive aftermarket repair, today announced that it expects 1999 earnings to be higher than previously estimated. The Company now expects 1999 earnings per share of approximately $0.70, excluding approximately $4 million of nonrecurring charges, compared to its previous estimate of approximately $0.50 before these charges.

Previously, the Company announced its revised first quarter 1999 net income estimate of approximately $0.09 per share, excluding approximately $2 million of nonrecurring charges to be incurred in the quarter. The Company's original estimate had been that first quarter results before the charges would be break-even to slightly profitable.

       Michael T. DuBose, Chairman, President and CEO of Aftermarket Technology said, "The revised estimates for 1999 are based upon the year to date progress made on turnaround initiatives as well as on an improved market outlook. Although we still have considerable work to do, we pleased with the progress we have made so far in transforming the Company."

       Aftermarket Technology is a leading remanufacturer and distributor of drive train products used in the repair of vehicles in the automotive aftermarket. Aftermarket Technology's principal products include remanufactured transmissions, torque converters and engines, as well as remanufactured and new parts for the repair of automotive drive train assemblies. The Company's customers include original equipment manufacturers, independent transmission rebuilders, general repair shops, distributors and retail

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automotive parts stores. Established in 1994, the Company maintains over 50 distribution centers throughout the United States and Canada.

The preceding paragraphs contain forward-looking statements that are subject to risks and uncertainties that are described in the Company's filings with the Securities and Exchange Commission. There can be no assurance that actual results will not differ materially from those projected or implied by such statements.


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